FieldPoint Petroleum Partners in Horizontal Drilling Project in Lea County, New Mexico

Cimarex Energy Co will be well operator with 37.5% working interest and FieldPoint will hold 43.75% working interest.

AUSTIN, Texas June 21, 2010 /Business wire/ - FieldPoint Petroleum Corporation (NYSE/AMEX: FPP) announced today that it has signed an operating agreement with Cimarex Energy Co, (NYSE: XEC) www.cimarex.com to drill two wells that will target the Bone Spring formation in section 15 of the East Lusk Federal field in Lea County, New Mexico.  The proposals include the possibility of drilling an additional well in the same section, depending upon the success of the first two wells.  The total cost for each well is expected to be approximately $4,000,000.

The wells are proposed to be drilled vertically to a depth of approximately 9,500 feet to the Bone Spring formation and laterally within the formation to the bottom hole location.  Total measured depth of the wells is expected to be approximately 14,000 plus feet.  The time that drilling will begin is at the discretion of Cimarex, but it is anticipated that drilling will begin within approximately 90 to 120 days.

FieldPoint is aware of at least one horizontal well within approximately 5-10 miles of the subject area that had production tests ranging from 400 to 800 barrels of oil per day. This is not necessarily an indication of what the proposed wells should be expected to produce.

FieldPoint’s President and CEO, Ray Reaves stated, “There are two highly important aspects of this drilling program.  First, we believe that when it comes down to the well completion process, Cimarex Energy is one of the best, if not the very best, in the industry at completing wells in the Bone Spring formation.  This is very important for well success and optimal well production.  And second, if successful, we believe that this drilling program could serve to significantly increase our daily production and reserve base.  Considering those two points together makes this quite possibly our most important project to date."

FieldPoint will own a 43.75% working interest, Cimarex will own a 37.5% working interest, and other partners will own the remaining 18.75% working interest in the two proposed wells.

About FieldPoint Petroleum Corp. www.fppcorp.com .  FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in New Mexico, Oklahoma, Texas and Wyoming.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Ray D. Reaves, President (512)250-8692 or fppc@ix.netcom.com